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                                                                  Exhibit (a)(3)


                      EATON VANCE SPECIAL INVESTMENT TRUST
                      ------------------------------------

                            Amendment and Restatement
                                       of
                Establishment and Designation of Series of Shares
                    of Beneficial Interest, Without Par Value

              (as amended and restated effective October 19, 1998)

     WHEREAS, the Trustees of Eaton Vance Special Investment Trust, a Massachusetts business trust (the "Trust"), have previously designated separate series (or "Funds"); and

     WHEREAS, the Trustees now desire to terminate one existing series effective October 19, 1998, i.e., Eaton Vance Russia and Eastern Europe Fund, and to add one additional series effective December 31, 1998, i.e., Eaton Vance Institutional Short Term Treasury Fund and to redesignate the series or Funds pursuant to Section 5.1 of Article V of the Trust's Amended and Restated Declaration of Trust dated September 27, 1993 (as further Amended) (the "Declaration of Trust");

     NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust, hereby divide the shares of beneficial interest of the Trust into the following separate series ("Funds"), each Fund to have the following special and relative rights:

     1.   The Funds shall be designated as follows:

          Eaton Vance  Balanced  Fund
          Eaton Vance  Emerging  Markets Fund
          Eaton Vance Greater  India Fund
          Eaton Vance  Growth & Income Fund
          Eaton Vance  Institutional Short Term  Treasury  Fund
            (effective  December 31,  1998)
          Eaton Vance  Special Equities Fund
          Eaton Vance Utilities Fund
          EV Traditional Emerging Growth Fund

     2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statements under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Fund ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

     3. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940.

     4. The assets and liabilities of the Trust shall be allocated among the above-referenced Funds as set forth in Section 5.5 of Article V of the Declaration of Trust, except as provided below:
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     (a) Costs incurred by each Fund in connection with its organization and start-up, including Federal and state registration and qualification fees and expenses of the initial public offering of such Fund's shares, shall (if applicable) be borne by such Fund and deferred and amortized over the five year period beginning on the date that such Fund commences operations.

     (b) Reimbursement required under any expense limitation applicable to the Trust shall be allocated among those Funds whose expense ratios exceed such limitation on the basis of the relative expense ratios of such Funds.

     (c) The liabilities, expenses, costs, charges and reserves of the Trust (other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

     5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds as provided in the Declaration of Trust.

     6. Any Fund may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of its property, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to the statutes of the Commonwealth of Massachusetts. The Trustees may also at any time sell and convert into money all the assets of any Fund. Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, of such Fund, the Trustees shall distribute the remaining assets of such Fund ratably among the holders of the outstanding shares. Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in this paragraph 6, the Fund shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder with respect to such Fund and the right, title and interest of all parties with respect to such Fund shall be canceled and discharged.

     7. The Declaration of Trust authorizes the Trustees to divide each Fund and any other series of shares into two or more classes and to fix and determine the relative rights and preferences as between, and all provisions applicable to, each of the different classes so established and designated by the Trustees. Each Fund (except EV Traditional Emerging Growth Fund and Eaton Vance Institutional Short Term Treasury Fund) shall have classes of shares established and designated as Class A, Class B, Class C and Class I shares, and the Trustees may designate additional classes in the future. For purposes of allocating liabilities among classes, each class of that Fund shall be treated in the same manner as a separate series.

Dated:  October 19, 1998

/s/  Donald R. Dwight                            /s/   Samuel L. Hayes, III
----------------------------                     -------------------------------
     Donald R. Dwight                                  Samuel L. Hayes, III

/s/  M. Dozier Gardner                           /s/   Norton H. Reamer
----------------------------                     -------------------------------
     M. Dozier Gardner                                 Norton H. Reamer

/s/  James B. Hawkes                             /s/   John L. Thorndike
----------------------------                     -------------------------------
     James B. Hawkes                                   John L. Thorndike

                              /s/  Jack L. Treynor
                              --------------------
                                   Jack L. Treynor



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